Exhibit 99.1

Rimage Reports Solidly Improved Fourth Quarter Sales and Earnings

$0.10/Share Quarterly Dividend Initiated

Minneapolis, MN—February 25, 2011—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the fourth quarter of 2010 ended December 31.

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Sales rose 9% from the year-earlier quarter to $24.7 million, with the increase fueled primarily by nearly $4.0 million of retail shipments of disc publishing hardware under a previously announced supply agreement. Foreign currency adjustments reduced worldwide sales by 2% in this year’s fourth quarter.

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Operating income of $4.0 million was up 37% from $2.9 million in the fourth quarter of 2009, reflecting the positive impact of increased sales, a 51% gross margin and operating expenses that were down slightly year-over-year.

•	Net income increased 18% to $2.6 million or $0.27 per diluted share, from $2.2 million or $0.23 per diluted share in the fourth quarter of 2009.
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Cash and marketable securities totaled $116.8 million at the end of the fourth quarter, up from $113.3 million at the end of the third quarter and $110.1 million at the beginning of 2010. During the fourth quarter of 2010, Rimage used cash to repurchase 117,000 shares of its common stock under its existing buyback authorization. Approximately 305,000 shares remain available for repurchase under this authorization.

For full-year 2010, revenues rose 7% to $88.7 million, reflecting the positive impact of the retail business and new solutions. Net income of $7.7 million or $0.80 per diluted share was down from $8.5 million or $0.89 per diluted share in 2009, due primarily to increased operating expenses related to Rimage’s recovery and transformation strategy and lower interest income earned on cash and marketable securities.

At its February 23, 2011 meeting, Rimage’s board of directors initiated a quarterly cash dividend policy and authorized a dividend of $0.10 per diluted share, payable on April 15, 2011 to shareholders of record as of March 31, 2011. The Company said the initiation of a dividend represents an expression of confidence in Rimage’s future as well as a means for generating additional shareholder value. Reflecting forecasted levels of operating cash flow, cash reserves will be maintained at more than ample levels for supporting ongoing operations and investments in the business.

Sherman L. Black, president and chief executive officer, commented: “Rimage’s recent performance, together with the progress that we recorded throughout the past year, was achieved by aggressively pursuing a multi-faceted strategy of financial recovery and business transformation. Stabilizing Rimage’s core disc publishing business was our first order of business in 2010. We did this by strengthening our hardware and aftermarket sales models, refreshing and streamlining our equipment offerings and introducing solutions-based selling. As a result of the product refresh initiative, Rimage was awarded a major supply agreement in May for disc publishing hardware for integration into the digital photography solution of a major national retailer. Initially announced at $11.0 million, this agreement was subsequently revised to $9.9 million. We shipped $9.0 million under the agreement in 2010, with the balance scheduled to ship in this year’s first quarter. Winning this significant retail opportunity has extended the life cycle of one of our key market segments.

New Revenue Sources

“Generating new revenue streams by maximizing our optical technology is the second aspect of our transformational strategy,” Black continued. “During the third quarter, we sold $2.8 million of our new video surveillance solution to federal agencies, and we are encouraged by the initial market reception accorded this product. Then, in early February 2011, we made a $2.3 million strategic minority investment in BriefCam, Ltd., an award-winning Israeli company, whose video synopsis software will provide our video surveillance solution with analytical capabilities and differentiation in the surveillance market. At the same time, we accelerated sales of Rimage’s traditional disc publishing systems into new geographic markets, including China, Latin America and India. Since developing economies have not deployed optical technology on a widespread basis, these markets offer Rimage a solid opportunity going forward. As part of this initiative, we launched a joint venture in China—Rimage Information Technology—that will deploy a complete digital publishing solution for medical imaging in Chinese hospitals. By enabling the transition from analog film to optical technology, this Shanghai-based venture has strong revenue potential. In all, 7% of our 2010 equipment revenues were derived from new sources that did not exist in 2009. We believe these new revenue sources, as a percentage of total revenue, will increase substantially in 2011, reflecting the anticipated growth of both equipment and related aftermarket sales.”

Developing Virtual Publishing Solution

Black commented: “Rimage’s disc publishing business is forecasted to remain a profitable cash generator for many years, since our optical technology is embedded in thousands of workflows that generate a steady stream of recurring revenues. However, the disc publishing market is mature and technology substitution is occurring. For this reason, developing a new growth engine is our foremost challenge, and the third component of our transformation strategy is focused on developing a virtual publishing solution, consistent with ongoing technology trends and our customers’ changing requirements.

“Content, particularly rich-media materials like video, and its online delivery to an ever-growing range of devices are growing exponentially,” he said. “Based on forecasted Internet traffic, the equivalent of approximately 12 billion DVDs will cross the internet each month by 2014. With an eye to their future needs, many customers have told us they want Rimage to extend its technology platform to encompass an enterprise-grade virtual publishing solution. And the solution they want must satisfy key needs that are going unmet by current virtual publishing offerings.”

•	Email and website downloads are dependent upon available bandwidth, making it difficult to handle such large, rich-media files as video, which is becoming an increasingly prominent information format
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Content providers are challenged to efficiently send rich-media content to PCs, laptops, tablets and smart phones based on such diverse platforms as Windows, Mac, iPhone, iPad, Android, Blackberry and Windows Mobile. Given the exponential growth of mobile communications, the ability to deliver content to mobile devices is particularly critical.

•	Content, from provider to subscriber, is not always protected by failsafe security.
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Current virtual offerings do not permit all phases of publishing to be automated and available in a turnkey, end-to-end, integrated solution or work synergistically with existing disc publishing workflows. This unmet need reinforces Rimage’s opportunity among its more than 20,000 optical installations worldwide.

Black said: “Through organic efforts, we are now developing a virtual publishing solution aimed at meeting these customer-driven requirements. In the proof of concept stage, our development effort is focused on video staging, cloud transport, mobile delivery and security technologies. We expect to start beta testing during the first half of this year, with the goal of launching a first-generation virtual publishing solution by late 2011. At the same time, we have engaged an investment banker to help us evaluate acquisition opportunities for augmenting and accelerating our technology development and go-to-market plans.”

2011 Financial Guidance

Rimage believes its recovery and transformation strategy is gaining traction, making the company believe its long-term future is promising. Near-term operating results will be adversely affected by the absence of a retail order similarly sized to the one received in 2010, as well as by significant investments in the virtual publishing initiative. For the first quarter of 2011 ending March 31, Rimage is forecasting earnings of $0.11 to $0.15 per diluted share on sales of $19 to $21 million. For the full year, earnings of $0.55 to $0.65 per diluted share are forecasted on sales of $80.0 to $85.0 million. Operating cash flows are expected to remain robust throughout the coming year.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. We also are implementing a multi-year process to transform Rimage into a higher-performing business. In addition to strengthening Rimage’s traditional disc publishing business, growth strategies are being implemented aimed at developing total solutions and online publishing of rich-content digital assets. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact
James Stewart, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenues	$24,691	$22,686	$88,731	$83,227
Cost of revenues	12,160	11,203	45,221	42,894
Gross profit	12,531	11,483	43,510	40,333
Operating expenses:
Research and development	1,852	2,153	6,506	7,143
Selling, general and administrative	6,723	6,445	25,432	21,944
Total operating expenses	8,575	8,598	31,938	29,087
Operating income	3,956	2,885	11,572	11,246
Other income, net	108	223	524	1,866
Income before income taxes	4,064	3,108	12,096	13,112
Income tax expense	1,507	880	4,494	4,617
Net income	2,557	2,228	7,602	8,495
Net loss attributable to noncontrolling interest	68	—	98	—
Net income attributable to Rimage	2,625	2,228	7,700	8,495

Net income per basic share	$0.28	$0.24	$.81	$.91

Net income per diluted share	$0.27	$0.23	$.80	$.89
Basic weighted average shares outstanding	9,527	9,403	9,524	9,374
Diluted weighted average shares outstanding	9,581	9,586	9,596	9,507

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2010	December 31, 2009

Cash and marketable securities	$116,772	$101,088
Receivables	13,764	13,732
Inventories	4,502	4,123
Total current assets	136,532	120,760
Property and equipment, net	7,528	7,855
Marketable securities – non-current	—	9,037
Total assets	148,044	140,282
Current liabilities	16,303	17,589
Long-term liabilities	3,104	2,744
Noncontrolling interest	506	—
Stockholders’ equity	128,637	119,949

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available through March 4, 2011 at 303-590-3030 with the 4413292 conference ID. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.